   As filed with the Securities and Exchange Commission on January 26, 2001
                                                     Registration No. 333-______

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8
                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933
                                _______________

                             WELLS FARGO & COMPANY
              (Exact name of registrant as specified in charter)

          Delaware                              6712                           41-0449260
(State or other jurisdiction of      (Primary Standard Industrial            (IRS Employer
 incorporation or organization)       Classification Code Number)         Identification Number)

                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                (800) 411-4932
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                _______________

               Wells Fargo & Company Deferred Compensation Plan
            Wells Fargo & Company 1999 Deferral Plan for Directors
                          (Full titles of the plans)

                                _______________

                               Stanley S. Stroup
                 Executive Vice President and General Counsel
                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                 415-396-6019
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)


                                  Copies to:

                               Robert J. Kaukol
                             Wells Fargo & Company
                          1050 17th Street, Suite 120
                            Denver, Colorado 80265
                                (303) 899-5802

                                _______________

                        CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum     Proposed Maximum       Amount Of
   Title Of Each Class of Securities       Amount To Be      Offering Price          Aggregate        Registration
            To Be Registered                Registered          Per Unit          Offering Price         Fee(6)
-----------------------------------------------------------------------------------------------------------------
Deferred compensation obligations(1)      $100,000,000                  100%        $100,000,000       $25,000.00
=================================================================================================================
Common stock, $1-2/3 par value(2)            4,400,000(3)            $48.84(4)      $214,896,000(5)    $53,724.00
=================================================================================================================
    Total                                                                           $314,896,000       $78,724.00
                                                                                    ============       ==========
=================================================================================================================



(1) Represent unsecured obligations of Wells Fargo & Company ("Wells Fargo") to pay deferred compensation in the future in accordance with the terms of the Wells Fargo & Company Deferred Compensation Plan (the "Employee Plan").
(2)  Each share of common stock includes one preferred stock purchase right.
(3) Consists of 4,000,000 shares issuable under the Employee Plan and 400,000 shares issuable under the Wells Fargo & Company 1999 Deferral Plan for Directors. Up to 1,000,000 additional shares of common stock (and preferred stock purchase rights associated therewith) are being carried forward to this registration statement pursuant to Rule 429. Wells Fargo previously registered these shares pursuant to a registration statement on Form S-8 (File No. 033-50307). Wells Fargo paid the registration fee for these shares at the time of filing.
(4) Determined in accordance with Rule 457(h) based on the average of the high and low sales prices of Wells Fargo common stock for January 19, 2001, as reported on the New York Stock Exchange.
(5)  Estimated solely for purposes of determining the registration fee.
(6)  Based on .00025 of the proposed maximum aggregate offering price.

                                _______________

     This registration statement covers, among other things, 4,000,000 shares of the common stock of Wells Fargo & Company issuable under the Wells Fargo & Company Deferred Compensation Plan, formerly known as the Norwest Corporation Employees' Deferred Compensation Plan. Pursuant to a registration statement on Form S-8 filed on September 17, 1993 (File No. 033-50307), Wells Fargo (then known as Norwest Corporation) previously registered 1,000,000 shares of its common stock (as adjusted for an October 1997 two-for-one stock split) for issuance under the plan. Pursuant to Rule 429, the previously registered shares, to the extent not issued as of January 26, 2001, are carried forward to this registration statement. The prospectus for the plan will cover the previously registered shares as well as the shares registered on this registration statement. The contents of the earlier filed registration are incorporated herein by reference.

     This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed by Wells Fargo & Company ("Wells Fargo") with the Securities and Exchange Commission (the "Commission") (File No. 001-02979) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

 .    Annual Report on Form 10-K for the year ended December 31, 1999, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1999 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 2000 Annual Meeting of Stockholders;

 .    Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June
     30, 2000 and September 30, 2000;

 .    Current Report on Form 8-K filed November 30, 2000, which includes as
     Exhibits 99(a) and 99(b), respectively, the Supplemental Consolidated Management's Discussion and Analysis of Results of Operations and Financial Condition and Supplemental Financial Statements of Wells Fargo as of and for the three years ended December 31, 1999, and the Supplemental Consolidated Management's Discussion and Analysis of Results of Operations and Financial Condition and Supplemental Financial Statements of Wells Fargo as of and for the nine months ended September 30, 2000;

 .    Current Reports on Form 8-K filed January 18, 2000, January 26, 2000, April
     12, 2000, April 18, 2000, July 18, 2000, September 28, 2000, October 17,
     2000 and January 16, 2001;

 .    The description of Wells Fargo's common stock contained in Wells Fargo's
     Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

 .    The description of Wells Fargo's preferred stock purchase rights contained in Wells Fargo's Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

     All documents filed by Wells Fargo with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.   Description of Securities.

     This registration statement covers, among other things, deferred compensation obligations incurred by Wells Fargo & Company ("Wells Fargo") under the Wells Fargo & Company Deferred Compensation Plan (the "Plan"). Following is a summary of the Plan as it relates to the deferred compensation obligations. The summary does not discuss the Plan as it relates to shares of Wells Fargo common stock. The terms of the Plan relative to shares of Wells Fargo common stock may differ from those described below. The following summary is qualified in its entirety by reference to the Plan document, a copy of which has been filed as an exhibit to this registration statement.

     The purpose of the Plan is to allow a select group of management and highly-compensated employees to defer receipt of compensation. The Plan is a non-qualified deferred compensation plan under the Internal Revenue Code.

     Subject to dollar and/or percentage limitations imposed under the Plan, a participant may defer salaries, bonuses and commissions. On the day that compensation would have otherwise been paid to a participant, a deferral account in the name of the participant is credited in an amount equal to the gross deferral amount less FICA and other withholding obligations.

     Subject to certain exceptions and restrictions, a participant's deferral account balance is indexed to one or more investment media chosen by the participant from the investment media available under the Plan. A participant's account is adjusted periodically to reflect the investment performance of the selected media, including any appreciation or depreciation. One of the available investment media is indexed to Wells Fargo common stock. Amounts deferred are fully vested at all times, subject to penalties in the event of early withdrawals.

     The deferred compensation obligations are general unsecured obligations of Wells Fargo. In the event of Wells Fargo's bankruptcy or insolvency, participants will become general unsecured creditors of Wells Fargo. Wells Fargo is not required to establish or maintain any fund or trust to provide for the payment of the deferred compensation obligations. If a fund or trust is established, Plan participants will have no special or priority claim to the assets of the fund or trust, and the fund or trust will be available to satisfy claims of creditors in the event of Wells Fargo's bankruptcy or insolvency.

     No trustee has been appointed having authority to take action with respect to the deferred compensation obligations. Each participant is responsible for acting independently with respect to the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the deferred compensation obligations, and taking action upon default.

     The deferred compensation obligations are not convertible into any other security of Wells Fargo except that, subject to the terms of the Plan, deferral account balances may be reallocated to the Wells Fargo common stock investment medium and deferral account balances allocated to the Wells Fargo common stock investment medium will be distributed in shares of Wells Fargo common stock. The deferred compensation obligations do not have the benefit of any negative pledges or of any covenants on the part of Wells Fargo other than to pay the deferred compensation obligations in accordance with the terms of the Plan.

     As part of their deferral elections, participants choose the time and manner of distribution of their deferral accounts. Payment of deferral accounts is made at the time and in the form elected, subject to the following general rules:

 .    If a participant's employment with Wells Fargo and its subsidiaries terminates for any reason before commencement of distribution of a deferral account balance relating to deferral year 2000 or later, the deferral account balance will be distributed beginning as soon as practicable after the March 1immediately following the date of termination. Deferral account balances relating to deferral year 1999 or earlier are subject to the same rule if a participant has made certain specified and permitted modifications to the participant's election for that year.

 .    If a participant's employment terminates after commencement of distribution, the deferral account balance will continue to be distributed in accordance with the participant's election.

 .    If a participant's aggregate deferral balance is less than $25,000 at the end of the month in which the participant's employment terminates, the participant's entire deferral account balance will be distributed in lump sum as soon as practicable after the March 1 immediately following the date of termination.

 .    Account balances indexed to the Wells Fargo common stock investment medium are distributed in shares of Wells Fargo common stock. Account balances indexed to any other investment medium are distributed in cash.

 .    Early withdrawals of deferral account balances are permitted subject to certain conditions, including penalties.

     A participant may not assign, pledge, encumber or otherwise transfer any right to or interest in the participant's deferral account balances except as permitted under the Plan.

     Wells Fargo's board of directors or the Human Resources Committee of the board of directors may at any time terminate, suspend or amend the Plan, subject to certain restrictions.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with action, suit or proceeding. Article Fourteenth of the Restated Certificate of Incorporation of the registrant. The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          See Exhibit Index

Item 9.   Undertakings.

  (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 of section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 26, 2001.

                                WELLS FARGO & COMPANY

                                By:     /s/ Richard M. Kovacevich
                                      ---------------------------
                                        Richard M. Kovacevich
                                        President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on January 26, 2001 by the following persons in the capacities indicated:

 /s/ Richard M. Kovacevich                    President and Chief Executive
 ---------------------------                  Officer
     Richard M. Kovacevich                    (Principal Executive Officer)

 /s/ Ross J. Kari                             Executive Vice President
 ---------------------------                  and Chief Financial Officer
     Ross J. Kari                             (Principal Financial Officer)

 /s/ Les L. Quock                             Senior Vice President and
 ---------------------------                  Controller
     Les L. Quock                             (Principal Accounting Officer)


LES BILLER                  RICHARD D. McCORMICK
J.A. BLANCHARD III          CYNTHIA H. MILLIGAN
MICHAEL R. BOWLIN           BENJAMIN F. MONTOYA
DAVID A. CHRISTENSEN        PHILIP J. QUIGLEY               A majority of the
SUSAN E. ENGEL              DONALD B. RICE                  Board of Directors*
PAUL HAZEN                  JUDITH M. RUNSTAD
ROBERT L. JOSS              SUSAN G. SWENSON
REATHA CLARK KING           CHANG-LIN TIEN
RICHARD M. KOVACEVICH       MICHAEL W. WRIGHT
----------------
*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                      /s/ Richard M. Kovacevich
                                    ---------------------------
                                          Richard M. Kovacevich
                                          Attorney-in-Fact

                               INDEX TO EXHIBITS

     Number                          Description
     ------                          -----------

       5          Opinion of Stanley S. Stroup.

      23.1        Consent of Stanley S. Stroup (included in Exhibit 5).

      23.2        Consent of KPMG LLP.

      24.1 Powers of Attorney relating to the Wells Fargo & Company Deferred Compensation Plan.

      24.2 Powers of Attorney relating to the Wells Fargo & Company 1999 Deferral Plan for Directors.

      99.1 Wells Fargo & Company Deferred Compensation Plan (incorporated by reference to Exhibit 10(h) to Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 1999).

      99.2 Wells Fargo & Company 1999 Deferral Plan for Directors (incorporated by reference to Exhibit 10(q) to Wells Fargo's Annual Report on Form 10-K for the year ended December 31,
                  1999).